Exhibit 4.3

This Securities Purchase Agreement (the “Agreement”) contains representations and warranties that the investors hereto (the “Investors”) and WisdomTree Investments, Inc. (“WisdomTree”) made to each other. These representations and warranties were made only for the purposes of the signing of the Agreement and solely for the benefit of the Investor and WisdomTree as of specific dates, may be subject to important limitations and qualifications agreed to by the Investors and WisdomTree in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the Investors and WisdomTree instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by WisdomTree with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the Investors and WisdomTree.

Execution Copy

SECURITIES PURCHASE AGREEMENT

among

WisdomTree Investments, Inc.

and

Certain Investors

As of December 21, 2006

TABLE OF CONTENTS

SECTION 1.	PURCHASE AND SALE OF SECURITIES	1
1.1.	Initial Issuance of Common Stock	1
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2
2.1.	Corporate Organization	2
2.2.	Subsidiaries	2
2.3.	Capitalization	3
2.4.	Corporate Proceedings, etc.	3
2.5.	Consents and Approvals	4
2.6.	Absence of Defaults, Conflicts, etc.	4
2.7.	Financial Statements	4
2.8.	Absence of Certain Developments	4
2.9.	Compliance with Law	5
2.10.	Litigation	5
2.11.	Material Contracts	5
2.12.	Absence of Undisclosed Liabilities	6
2.13.	Employees	6
2.14.	Tax Matters	7
2.15.	Employee Benefit Plans	7
2.16.	Intellectual Property	8
2.17.	Software	10
2.18.	Title to Tangible Assets	10
2.19.	Condition of Properties	10
2.20.	Insurance	10
2.21.	Transactions with Related Parties	11
2.22.	Registration Rights	11
2.23.	Private Offering	11
2.24.	Brokerage	11
2.25.	Illegal or Unauthorized Payments; Political Contributions	11
2.26.	Internal Accounting Controls	12
2.27.	Material Facts	12
2.28.	Securities Act Registration	12
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	13
SECTION 4.	COVENANTS	14
4.1.	Resale of Securities	14
4.2.	Financial Information	14
4.3.	Confidentiality	15
4.4.	Conduct of Business and Maintenance of Existence	16
4.5.	Compliance with Laws	16
4.6.	Keeping of Books	16
4.7.	Lost, etc. Certificates Evidencing Shares; Exchange	16
4.8.	Securities Exchange Act Filings	17
4.9.	Subscription Right	17

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4.10.	Closing Deliveries	18
SECTION 5.	INDEMNIFICATION	22
5.1.	Indemnification by the Company	22
5.2.	Survival	22
5.3.	Certain Limitations	22
5.4.	Claims Procedure	23
5.5.	Third Party Claims	23
5.6.	Payment of Losses	24
5.7.	Rights Additive; Other Actions	24
SECTION 6.	INTERPRETATION OF THIS AGREEMENT	25
6.1.	Terms Defined	25
6.2.	Accounting Principles	27
6.3.	Directly or Indirectly	28
6.4.	Governing Law	28
6.5.	Paragraph and Section Headings	28
SECTION 7.	MISCELLANEOUS	28
7.1.	Notices	28
7.2.	Expenses and Taxes	29
7.3.	Reproduction of Documents	29
7.4.	Successors and Assigns	29
7.5.	Entire Agreement; Amendment and Waiver	29
7.6.	Severability	29
7.7.	Remedies	30
7.8.	Jurisdiction and Venue	30
7.9.	Waiver of Jury Trial	30
7.10.	Counterparts	31

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of December 21, 2006 by and among

(i) WisdomTree Investments, Inc. (formerly Index Development Partners, Inc.), a Delaware corporation (the “Company”),

(ii) each Person whose name appears on Schedule I and who has a dollar amount other than “0” set forth across such Person’s name in the column entitled “Purchase Price” on Schedule I (individually, as “Investor” and collectively, the “Investors”), and

(iii) each other Persons whose name appears on Schedule I and who has “0” set forth across such Person’s name in the column entitled “Purchase Price” on Schedule I (which Persons are parties hereto to confirm their agreement to, and receive the benefits of, certain provisions of this Agreement, all as set forth with particularity in those provisions) (the “Prior Investors”).

Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 6.1.

RECITALS:

WHEREAS, the Company is an exchange traded fund sponsor and developer of a family of stock indexes based on dividend-paying securities, which the Company created and presently owns (the “Company Stock Indexes”);

WHEREAS, the Investors desire to invest an aggregate of $56,475,000 in the Company in exchange for approximately 15.9% of the Company’s outstanding capital stock, on a fully diluted basis; and

WHEREAS, the Company considers this Agreement to be in its best interests and in the best interests of its stockholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF SECURITIES

1.1. Initial Issuance of Common Stock

Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company’s and the Investors’ representations set forth below, on the date hereof (the “Closing Date”), the Company shall sell to the Investors severally and not jointly, and the Investors shall purchase from the Company severally and not jointly, the number of shares of common stock, par value $0.01 per share (the “Common Stock”), and at the aggregate cash purchase prices (each a “Purchase Price”), set forth opposite their respective names on Schedule I (such shares, collectively, the “Shares”). The Company’s agreements with each of the Investors are separate agreements, and the sales to each of the Investors are separate sales. No Investor shall be responsible for the failure by any other Investor to perform its obligations under this Agreement and the sale to any Investor shall not be conditioned upon a sale to any other Investor. Notwithstanding the forgoing, there shall be no sales hereunder unless Investors in the aggregate purchase at least 5,833,334 Shares.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors that, except as set forth on the correspondingly numbered section of the Disclosure Schedule delivered to the Investors in connection herewith:

2.1. Corporate Organization

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as Exhibits A and B, respectively, are true and complete copies of the Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended through the date hereof (collectively, the “Organizational Documents”).

(b) The Company has all requisite power and authority to own its properties and to carry on its business as now conducted and as presently contemplated to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder.

(c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of each jurisdiction in which the conduct of the Company’s business as now conducted and as presently contemplated to be conducted or the nature of the property owned requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

2.2. Subsidiaries

Except as set forth on Schedule 2.2, the Company has no subsidiaries and no interests or investments in any partnership, trust or other entity or organization. Except as set forth on Schedule 2.2, each subsidiary of the Company listed on Schedule 2.2 has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where failure to so register, qualify or be authorized would not reasonably be expected to have a Material Adverse

Effect; all of the issued and outstanding capital stock of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any mortgage, pledge, lien, encumbrance, security interest, claim or equity.

2.3. Capitalization

(a) On the date hereof, the authorized capital stock of the Company consists of 250,000,000 shares of its Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The issued and outstanding shares of capital stock of the Company consists of 81,517,041 shares of Common Stock which are held of record by the Persons and in the amounts set forth on Schedule 2.3(a).

(b) All the outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company, free of all preemptive or similar rights, and entitled to the rights therein described.

(c) Except for the rights which attach to the warrants and options which are listed on Schedule 2.3(c)(i) hereto, on the Closing Date there will be no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company nor, except to the extent otherwise provided for in the Transaction Documents, will there be any rights, options or warrants outstanding or other agreements to acquire shares of Common Stock nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares of Common Stock. Except as set forth on Schedule 2.3(c)(ii) and to the extent otherwise provided for in the Transaction Documents, no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

2.4. Corporate Proceedings, etc.

The Board of Directors has authorized the execution, delivery, and performance of the Transaction Documents and each of the transactions and agreements contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Shares to the Investors in accordance with this Agreement. Neither approval by the stockholders of the Company nor any other corporate action, is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery each of the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

2.5. Consents and Approvals

The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not require the Company or any of its subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority other than those which have been obtained or made.

2.6. Absence of Defaults, Conflicts, etc.

The execution and delivery of the Transaction Documents do not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance of the Shares will not, result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of the Company or any of its subsidiaries (collectively, the “Key Agreements and Instruments”), or the Organizational Documents, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or any of its subsidiaries or over their respective properties or businesses.

2.7. Financial Statements

The audited balance sheet of the Company as at December 31, 2005 (the “2005 Balance Sheet”), 2004 and 2003 (true and correct copies of which are attached hereto as Schedule 2.7) fairly present the financial position of the Company as at the dates thereof, and the related statements of operations, stockholders’ equity and cash flow for the fiscal periods ended on such dates fairly present the results of operations and changes in financial position of the Company and its subsidiaries for the respective periods indicated. All such financial statements including the schedules and notes thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved. The unaudited balance sheet of the Company as of September 30, 2006, and the related statements of operations, stockholders’ equity and cash flow for the three-month and nine-month periods ended on such date (the “2006 Financials”) (true and correct copies of which have been furnished to the Investors) were prepared in accordance with GAAP (except for the lack of complete footnotes and subject to year-end audit adjustments) and fairly presents the financial condition of the Company and its subsidiaries as at that date thereof. A true and correct copy of the 2006 Financials are attached hereto as Schedule 2.7. The books and accounts of the Company are correct in all respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the Company.

2.8. Absence of Certain Developments

Except as set forth on Schedule 2.8, since September 30, 2006, there has been no (i) material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries taken as a whole or in their assets, liabilities, properties, profits, results of operations or business or prospects, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (iii) issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock (other than the rights granted to the Investors hereunder), (iv) material loss, destruction or damage to any property of the Company or any subsidiary, whether or not insured, (v) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (vi) labor trouble involving the Company or any subsidiary or any material change in their personnel or the terms and conditions of employment, (vii) waiver of any valuable right, whether by contract or otherwise, (viii) loan or extension of credit to any officer or employee of the Company, (ix) change in accounting methods, principles or practices used in preparing the Company’s financial statements or (x) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by the Company or any subsidiary otherwise than for fair value in the ordinary course of business.

2.9. Compliance with Law

(a) Except as set forth on Schedule 2.9, neither the Company nor any of its subsidiaries is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b) The Company and its subsidiaries have all licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses as now conducted, which if violated or not obtained might have a Material Adverse Effect. Neither the Company nor any subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business as now conducted and as presently contemplated to be conducted.

2.10. Litigation

There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any subsidiary or any of their respective properties, assets or businesses. After reasonable inquiry of its employees, except as set forth in Schedule 2.10, the Company is not aware of any fact which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither the Company nor any subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

2.11. Material Contracts

Schedule 2.11 sets forth a true and complete list of each material contract, agreement, instrument, commitment and other arrangement to which the Company or any subsidiary is a party or otherwise relating to or affecting any of their respective assets or business, including without limitation, employment, severance or consulting agreements; loan, bridge loan, credit or security agreements; joint venture agreements and distribution agreements (each, a “Contract”). Each Contract is valid, binding and enforceable against the Company or such subsidiary and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. Except as set forth on Schedule 2.11, the Company is not in default or breach under any of the Contracts, nor is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a default or breach under any of the Contracts.

2.12. Absence of Undisclosed Liabilities

Except as set forth in the Balance Sheet of the Company at September 30, 2006, included in Schedule 2.7, neither the Company nor any of its subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing Date, or any act or omission at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing Date, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business after September 30, 2006, none of which (individually or in the aggregate) could have a Material Adverse Effect.

2.13. Employees

(a) The Company and its subsidiaries are in full compliance with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes except to the extent that noncompliance would not, in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company or any subsidiary has been filed or, to the Company’s Knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the Company’s Knowledge, after due inquiry, threatened to be filed, against the Company or any subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which the Company or any subsidiary is a party or is bound. The Company and its subsidiaries are in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards except to the extent that noncompliance will not have a Material Adverse Effect, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations.

(b) Except as set forth on Schedule 2.13(b), the employment of all Persons and officers employed by the Company or any of its subsidiaries is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its subsidiaries have been duly and adequately accrued on the accounting records of the Company and its subsidiaries. All employees of the Company or any of its subsidiaries are either U.S. citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

(c) The Company is not aware that any of the Company’s employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.

(d) The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of such employees.

2.14. Tax Matters

Except as set forth on Schedule 2.14, there are no federal, state, county or local taxes due and payable by the Company or any of its subsidiaries which have not been paid or accounted for on the Balance Sheet of the Company at September 30, 2006, included in Schedule 2.7(a). The provisions for taxes on such Balance Sheet is sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company whether or not assessed or disputed as of the date of such Balance Sheet. Except as set forth on Schedule 2.14, the Company and its subsidiaries have duly filed all federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Except as set forth on Schedule 2.14, neither the Company nor any of its subsidiaries has been subject to a federal or state tax audit of any kind.

2.15. Employee Benefit Plans

All “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefits and all other employee benefit arrangements, policies or payroll practices, including, without limitation, any arrangement, policy or payroll practices providing severance pay, bonuses, commissions, profit-sharing, savings, incentive, change of control, parachute, stock purchase, stock options, insurance, deferred compensation, or other similar fringe or employee benefits covering former or current employees of the Company or any of its subsidiaries or under which the Company or any of its subsidiaries has any obligation or liability (each, a “Benefit Arrangement”), are and have been maintained and administered in all material respects in accordance with their express terms and with the requirements of applicable law. Schedule 2.15 lists all Benefit Arrangements. True and complete copies of all Benefit Arrangements have been provided or made available to the Investors prior to the date hereof. The Company’s payment to current or former employees pursuant to the Benefit Arrangements are and have been fully deductible under the Code.

2.16. Intellectual Property

The Company and its subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use, all the Intellectual Property used by them in connection with the their respective businesses, which represents all intellectual property rights necessary to the conduct of the their business as now conducted and presently contemplated. Furthermore:

(a) Schedule 2.16(a) sets forth a complete and current list of registrations/patents or applications pertaining to the Intellectual Property (“Listed Intellectual Property”) and the owner of record, date of application (except with respect to patent applications) or issuance and relevant jurisdiction as to each.

(b) The Company, or a subsidiary, free and clear of security interests, liens, encumbrances or claims of any nature, owns all Listed Intellectual Property.

(c) All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.

(d) Except as set forth on Schedule 2.16(d), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The Company warrants that steps have been and are being taken to ensure adequate response and continued prosecution of all such Listed Intellectual Property.

(e) The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property.

The Company and its subsidiaries are in compliance with all contractual obligations relating to the protection of such of the Intellectual Property as they use pursuant to license or other agreement. Furthermore:

(f) Schedule 2.16(f) sets forth a complete list of all agreements relating to the Intellectual Property or to the right of the Company or a subsidiary to use of the proprietary rights of any third party.

(g) The Company and its subsidiaries are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning their rights respecting Intellectual Property nor will the Company or any subsidiary otherwise be, as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any agreement relating to the Intellectual Property.

To the Company’s Knowledge:

(h) There are no conflicts with or infringements of any of the Intellectual Property by any third party.

(i) The conduct of the business of the Company and its subsidiaries, as currently conducted or contemplated, does not conflict with or infringe any proprietary right of any third party.

(j) Except as disclosed on Schedule 2.16(j), there is no claim, suit, action or proceeding pending or threatened against the Company or any subsidiary: (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the Company’s or any subsidiary’s ownership or use of, or the validity or enforceability of any of the Intellectual Property.

(k) None of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or any subsidiary for the benefit of any Person other than the Company.

(l) The Company’s transmission, reproduction, use, display, modification or other practices relating to data or informational content do not infringe or violate any proprietary or other right of any other Person and no claim relating to such infringement or violation is threatened or pending.

To the Company’s Knowledge:

(m) No present or former employee, officer or director of the Company or any subsidiary, or agent or outside contractor of the Company or any subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

(n) No employee, independent contractor or agent of the Company or any subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or any subsidiary.

(o) Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by employees of the Company or any subsidiary were made in the regular course of such employees’ employment or service relationships with the Company or its subsidiary using the Company’s or the subsidiary’s facilities and resources and, as such, constitute works made for hire. Each such employee who has created Works or any employee who in the regular course of his employment may create Works and all consultants have signed an assignment or similar agreement with the Company or the subsidiary confirming the Company’s or the subsidiary’s ownership or, in the alternate, transferring and assigning to the Company or the subsidiary all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

2.17. Software

(a) All of the operating and applications computer software programs and databases used by the Company that are material to the conduct of its business as now conducted and as presently contemplated to be conducted (collectively, the “Software”) are listed on Schedule 2.17 hereto. All such Software is commercially available and has been either purchased outright or licensed by the Company.

(b) The Company owns or has valid licenses to use all copies of the Software.

(c) No claim relating to the infringement or violation of any proprietary right is threatened or pending with regard to the Company’s use of the Software.

2.18. Title to Tangible Assets

The Company and its subsidiaries have good title to their properties and assets and good title to all their leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company as now conducted and as presently contemplated to be conducted and its subsidiaries and which have not arisen otherwise than in the ordinary course of business.

2.19. Condition of Properties

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its subsidiaries are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, are adequate and sufficient for the Company’s or such subsidiary’s business as now conducted and as presently contemplated to be conducted and conform in all material respects with all applicable ordinances, regulations and laws, except as where the failure to so conform would not reasonably be expected to have a Material Adverse Effect.

2.20. Insurance

The Company and its subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company as now conducted and as presently contemplated to be conducted. Schedule 2.20 sets forth a true and complete listing of the insurance policies of the Company and its subsidiaries as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

2.21. Transactions with Related Parties

Neither the Company nor any subsidiary is a party to any agreement with any of the Company’s directors, officers or stockholders or any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person (except as disclosed in the following sentence) or (v) has borrowed money from or lent money to such Person. Neither the Company nor any subsidiary employs as an employee or engages as a consultant any of the Company’s directors, officers or 5%-or-greater stockholders or family members of any of such persons, except for Jonathan Steinberg, Rayne Steinberg, Bruce Lavine, Marc Ruskin and Jeremy Siegel. Except for the Stockholders’ Agreement, dated as of November 10, 2004, among the Company and certain stockholders of the Company, as amended on July 22, 2005 (“Existing Stockholders’ Agreement”), which shall be amended and restated as of the date of the closing of the purchase and sale of the Common Stock contemplated hereby, to the Company’s Knowledge, there exist no agreements among stockholders of the Company to act in concert with respect to their voting or holding of Company securities.

2.22. Registration Rights

Except as set forth on Schedule 2.22 or as provided by the Second Amended and Restated Registration Rights Agreement, the Company will not, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act.

2.23. Private Offering

Neither the Company nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares, or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Investors set forth in Section 3 hereof, the offer, issuance and sale of the Shares is and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

2.24. Brokerage

Except as set forth on Schedule 2.24, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company.

2.25. Illegal or Unauthorized Payments; Political Contributions

Neither the Company or any of its subsidiaries nor, to the Company’s Knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any of its subsidiaries or any other business entity or enterprise with which the Company or any subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its subsidiaries.

2.26. Internal Accounting Controls

The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.27. Material Facts

This Agreement, the schedules furnished contemporaneously herewith, and the other Transaction Documents, certificates or written statements furnished or to be furnished to the Investors through the Closing Date by or on behalf of the Company in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to the Company and which has not been disclosed herein or otherwise by the Company to the Investors which would reasonably be expected to have a Material Adverse Effect. The materials, information and projections presented to the Investors have been prepared in a good faith effort by the Company to describe the Company’s present and proposed products, and projected growth and the Company is not aware of any materially misleading statement or omissions therein. While the projections were made by management in good faith based on factual assumptions believed to be true, no representations are made in respect to the accuracy or reliability of such projections.

2.28. Securities Act Registration

As of the date of this Agreement, the Common Stock is not required to be registered under Section 12 of the Exchange Act.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors severally represents and warrants to the Company as follows:

(a) Such Investor is acquiring the Shares for its or his own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares, but subject, nevertheless, to any requirement of law that the disposition of such Investor’s property shall at all times be within such Investor’s control, and without prejudice to such Investor’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

(b) Such Investor has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder.

(c) If such Investor is a limited liability company, limited partnership or corporation, it is a validly existing limited liability company, limited partnership or corporation, as the case may be, duly organized under the laws of its jurisdiction of organization.

(d) Such Investor has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and its obligations hereunder, and, upon execution and delivery by the Company, this Agreement shall constitute the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e) There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of such Investor and such Investor agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

(f) Such Investor is an “accredited investor” within the meaning of Section 2(a)(15) of the Securities Act and Regulation D promulgated thereunder. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

SECTION 4. COVENANTS

4.1. Resale of Securities

(a) Each of the Investors severally covenants that it will not sell or otherwise transfer the Shares except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

(b) The certificates evidencing the Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

In addition, the certificates evidencing the shares purchased by Investors who are parties to the Stockholders Agreement (other than the Principal Investors) shall also bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 10, 2004, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG INDEX DEVELOPMENT PARTNERS, INC. (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

4.2. Financial Information. Until such time as the Company is subject to the periodic reporting requirements of the Exchange Act, the Company shall deliver to each of the Investors so long as such Investor Owns any Shares:

(a) Quarterly Statements - as soon as practicable, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet, statement of income, statement of stockholders’ equity and statement of cash flows of the Company and any subsidiaries, in each case as at the close of such quarter and covering operations for such quarter, as the case may be, and the portion of the Company’s fiscal year ending on the last day of such quarter, all in reasonable detail and prepared in accordance with GAAP, subject to audit and year-end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous fiscal year.

(b) Annual Statements - as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and any subsidiaries at the end of such year and the related consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position of the Company and any subsidiaries on a consolidated basis and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and, solely with respect to Principal Investors, the Company shall also provide comparisons of each pertinent item to the business plan referred to in subsection (d) below.

(c) Business Plan; Projections - no later than 30 days prior to the commencement of each fiscal year of the Company, solely with respect to Principal Investors, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three year business plan of the Company and projections of operating results. Within 45 days of the close of each semi-annual fiscal period of the Company, the Company shall provide the Investors with an update of such monthly projections. Such business plans, projections and updates shall contain such substance and detail and shall be in such form as will be reasonably acceptable to the Principal Investors.

(d) Audit Reports - promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company.

(e) Requested Information - with reasonable promptness, solely with respect to Principal Investors, such other data and information as from time to time may be reasonably requested.

4.3. Confidentiality

As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof, including without limitation information furnished pursuant to Section 4.2 hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Investors covenants for itself and its directors, officers, members and partners that it will use due care to prevent its officers, directors, members, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, stockholders, members, partners, limited partners and other authorized representatives; provided, however, that each Investor may disclose or deliver any information or other material disclosed to or received by it should such

Investor be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. In the event of any termination of this Agreement prior to the Closing Date, each Investor shall return to the Company all confidential material previously furnished to such Investor or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 4.3, “due care” means at least the same level of care that such Investor would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

4.4. Conduct of Business and Maintenance of Existence

The Company will continue to engage in business of the same general type as now conducted or as presently contemplated by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business. The Company shall require all of its employees or consultants to enter into appropriate confidentiality agreements to protect confidential information relating to the Company and its business, including trade secrets.

4.5. Compliance with Laws

The Company and its subsidiaries will comply in all material respects with all applicable laws, rules, regulations and orders except where the failure to comply would not have a Material Adverse Effect.

4.6. Keeping of Books

The Company will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its subsidiaries in accordance with GAAP.

4.7. Lost, etc. Certificates Evidencing Shares; Exchange

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares owned by one of the Investors, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of shares evidenced by such certificate which remain outstanding. Such Investor’s agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 4.7. Upon surrender of any certificate representing any Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such shares to the office of such Investor (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 4.7.

4.8. Securities Exchange Act Filings

If the board of directors of the Company determines that the Common Stock should be registered under the Exchange Act, the Company will use commercially reasonable efforts to prepare and file a Form 10 Registration Statement within 120 days of the determination by the board of directors. At such time as the Company is required by law to do so, the Company shall file a Form 10 Registration Statement.

4.9. Subscription Right.

(a) If at any time after the date hereof and prior to the date that the Company’s Common Stock has been (i) registered under Section 12 of the Exchange Act and (ii) either listed on the New York Stock Exchange or the Nasdaq Global Market (formerly the Nasdaq National Market), the Company proposes to issue equity securities of any kind (for purposes of this Section 4.9, the term “equity securities” shall include any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (ii) pursuant to the acquisition of another Person by the Company, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, (iii) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan or other director, management or employee equity program, whether for a group or individual, (iv) to vendors and customers of and consultants to the Company unless they are issued in consideration for goods or services provided to the Company or for purchasing services provided by the Company, or (v) pursuant to the indemnification provisions of Section 5 of this Agreement, Section 5 of the Securities Purchase Agreement, dated as of November 10, 2004, or Section 5 of the Securities Purchase Agreement, dated as of July 22, 2005, each among the Company and the investor parties to such Securities Purchase Agreement), then, as to each Investor, the Company shall:

(i) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Investors may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue to each such Investor a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock Owned by such Investor, by (y) the total number of shares of Common Stock outstanding on a fully diluted basis (i.e., including for purposes of calculating outstanding shares, all shares of Common Stock underlying all outstanding warrants, options or other rights to acquire Common Stock and all outstanding securities exchangeable or convertible into Common Stock).

(b) Each such Investor must exercise his or its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. Thereafter, the Company shall offer to each Investor who has exercised in full his or its right to purchase a portion of the Proposed Securities in the first offer to Investors made by the Company under this Section 4.8 (each a “Subscribing Investor”), the right to purchase a portion of the balance of the Proposed Securities initially offered to Investors pursuant to Section 4.9(a)(ii), but not subscribed for, that is equal to the percentage determined by dividing (x) the number of shares of Common Stock Owned by such Subscribing Investor, by (y) the total number of shares of Common Stock owned by all Subscribing Investors. The Subscribing Investors must exercise this re-offer within five (5) days after receipt such re-offer. To the extent that the Company offers two or more securities in units, Subscribing Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c) Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that such Investors have not elected to purchase during the one hundred and twenty (120) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such one hundred and twenty (120)-day period must be reoffered to such Investors pursuant to this Section 4.9.

(d) The election by an Investor not to exercise his or its subscription rights under this Section 4.9 in any one instance shall not affect his or its right (other than in respect of a reduction in his or its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving Investors the rights described in this Section 4.9 shall be void and of no force and effect.

(e) Solely for purposes of this Section 4.9, each of the Prior Investors shall be deemed an Investor and entitled to all rights and obligations pertaining to Investors in this Section 4.9, which all Investors and Prior Investors agree shall supersede Section 4.9 of the Stock Purchase Agreement, dated as of July 22, 2005, among the Company, certain of the Investors and the Prior Investors.

4.10. Closing Deliveries

The parties to this Agreement designate Graubard Miller, counsel to the Company, as the depository to receive and distribute the following items:

(a) executed counterpart signature pages to this Agreement from all parties hereto (for distribution to all parties following the closing);

(b) the Purchase Price from each Investors for its or his Shares (for remittance to the Company following the closing);

(c) executed counterpart signature pages to the Second Amended and Restated Registration Rights Agreement, the form of which is attached as Exhibit C hereto

(the “Registration Rights Agreement”) (for distribution to all parties thereto following the closing);

(d) executed opinions by Company counsel substantially in the form of Exhibit D hereto (for distribution to all Investors following the closing);

(e) executed counterpart signature pages to the Amended and Restated Stockholders’ Agreement, the form of which is attached as Exhibit E hereto (the “Stockholders’ Agreement”) (for distribution to all parties thereto following the closing); and

(f) stock certificates, duly registered in each Investor’s name, evidencing the Shares being purchased by such Investor (for distribution to each Investor as appropriate following the closing).

The Purchase Price to be paid by each Investor shall be sent to Graubard Miller in accordance with the following instructions:

Deutsche Bank for the Americas

280 Park Avenue

New York, New York 10017

ABA #********

Attn.: Florence Blanchard

For further credit to

Graubard Miller

Attorney Trust Account - IOLA Funds

Account No. ********

Upon Graubard Miller’s receipt of each of the items listed above (other than the stock certificates which may be received subsequent to the closing), the closing shall be deemed to have occurred and it shall distribute the documents as indicated above and remit the Purchase Price to the Company. The failure of any Investor to deliver executed documents or the Purchase Price to be paid by such Investor shall not invalidate the effectiveness of this Agreement as to the other parties.

4.11. Right of Principal Investors to Designate a Director or Observer

As long any Principal Investor shall Own at least fifty (50%) percent of the shares of Common Stock such Principal Investor Owns immediately following the closing of the purchase and sale of the Common Stock hereunder, such Principal Investor shall have the right to require the Company to, and upon receipt of written notice from such Principal Investor, the Company shall, in each case in accordance with such notice, either (i) appoint a designee of such Principal Investor, reasonably acceptable to the Board of Directors of the Company, as a member of the Board of Directors of the Company, or (b) permit such Principal Investor to designate an observer, reasonably acceptable to the Board of Directors of the Company and subject to such person entering into a confidentiality agreement with the Company reasonably acceptable to the Company, to receive notice of and materials delivered to members of the Board of Directors at the same time as delivered to such members and to attend and observe each meeting of the Board of Directors. If such Principal Investor has elected to require the Company to appoint a designee to the Board of Directors, the Company agrees to enter into an Indemnification Agreement with such director in form and substance identical to the Indemnification Agreement between the Company and Frank Salerno, the last director appointed to the Board of Directors of the Company. In addition, the Company will use commercially reasonable efforts to maintain a liability insurance policy affording coverage for the acts of its officers and directors and will include such Principal Investor’s designee as an insured under such policy. If a Principal Investor has elected to designate an observer, reasonably acceptable to the Board of Directors of the Company to attend and observe meetings of the Board of Directors, the Company shall give such designee notice of each such meeting and provide such designee with an agenda and written materials to be considered at such meeting no later than it gives such notice and provides such items to the other directors. By way of example and not of limitation, each Principal Investor agrees that the Board of Directors would be acting within its reasonable discretion if it determined that a designee designated by a Principal Investor as a director or observer was unacceptable if, in the opinion of counsel to the Company, the Company would be required to make disclosure pursuant to Item 401(f) of Regulation S-K promulgated by the SEC if such designee or observer were a director of the Company and the Company was filing a registration statement on Form S-1 with the Securities and Exchange Commission. The parties agree that whether a designee to the Board of Directors made by either of the Principal Investors would be “independent” shall not be a factor in a determination of whether such designee to the Board of Directors is reasonably acceptable.

4.12. Right of Prior Principal Investors to Designate a Director or Observer

As long any Prior Principal Investor shall Own at least 10,000,000 shares of Common Stock, such Prior Principal Investor shall have the right to require the Company to, and upon receipt of written notice from such Prior Principal Investor, the Company shall, in each case in accordance with such notice, either (i) appoint a designee of such Prior Principal Investor, reasonably acceptable to the Board of Directors of the Company, as a member of the Board of Directors of the Company, or (b) permit such Prior Principal Investor to designate an observer, reasonably acceptable to the Board of Directors of the Company and subject to such person entering into a confidentiality agreement with the Company reasonably acceptable to the Company, to receive notice of and materials delivered to members of the Board of Directors at the same time as delivered to such members and to attend and observe each meeting of the Board of Directors. If such Prior Principal Investor has elected to require the Company to appoint a designee to the Board of Directors, the Company agrees to enter into an Indemnification Agreement with such director in form and substance identical to the Indemnification Agreement between the Company and Frank Salerno, the last director appointed to the Board of Directors of the Company. In addition, the Company will use commercially reasonable efforts to maintain a liability insurance policy affording coverage for the acts of its officers and directors and will include such Prior Principal Investor’s designee as an insured under such policy. If a Prior Principal Investor has elected to designate an observer, reasonably acceptable to the Board of Directors of the Company to attend and observe meetings of the Board of Directors, the Company shall give such designee notice of each such meeting and provide such designee with an agenda and written materials to be considered at such meeting no later than it gives such notice and provides such items to the other directors. By way of example and not of limitation, each Prior Principal Investor agrees that the Board of Directors would be acting within its reasonable discretion if it determined that a designee designated by a Principal Investor as a director or observer was unacceptable if, in the opinion of counsel to the Company, the Company would be required to make disclosure pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission if such designee or observer were a director of the Company and the Company was filing a registration statement on Form S-1 with the Securities and Exchange Commission. Notwithstanding anything in this Section 4.12 to the contrary, each of James D. Robinson, IV and Michael Steinhardt are acceptable designees as either directors of the Company or as observers. Further, whether a designee to the Board of Directors made by either of the Prior Principal Investors would be “independent” shall not be a factor in a determination of whether a designee to the Board of Directors by a Prior Principal Investor is reasonably acceptable.

4.13. Board Committees

(a) The Board of Directors of the Company shall at all times maintain a duly constituted Audit Committee and Compensation Committee (the “Required Committees”), comprising solely of “independent directors” (as described in Section 4.11 and as defined by applicable rules and regulations of the SEC). The Board of Directors of the Company shall adopt charters for each of the Required Committees within ninety (90) days following the closing of the purchase and sale of the Common Stock hereunder. In addition to any other matters delegated by the Board of Directors, the charter for the Compensation Committee shall state that the Compensation Committee shall have the primary decision-making authority, subject to the superseding authority of the Board of Directors unless such superseding authority is prohibited by the rules and regulations of the SEC or the listing standards of the national securities exchange upon which the Common Stock is then listed, with respect to the following: (i) the Company’s equity compensation plans, (ii) any grants or awards under such plans, (iv) any bonus pool and (v) the compensation of the Company’s executive officers. If included in the Compensation Committee’s charter, but without any obligation that the charter must include such a provision, the Compensation Committee also shall have the primary decision-making authority, subject to the superseding authority of the Board of Directors unless such superseding authority is prohibited by the rules and regulations of the SEC or the listing standards of the national securities exchange upon which the Common Stock is then listed, with respect to the compensation of other key employees (e.g., heads of sales/marketing, chief technology officer, chief compliance officer). The Audit Committee shall have such oversight as is customary for such a committee on a public company board of directors.

(b) If AIG’s designee for a director has been appointed to the Board of Directors and would be considered an “independent” director under the (i) listing standards of the standards of the national securities exchange upon which the Common Stock were then listed and (ii) any applicable rules and regulations of the SEC relating to the independence of members of committee of the Board of Directors, and AIG so elects, the Company shall be required to promptly appoint AIG’s designee a member of each Required Committee. If AIG does not elect to require the Company to have its designee appointed a member of any of the

Required Committees, such designee shall be entitled to receive notice of and materials delivered to members of such Required Committee at the same time as delivered to such members and permitted to attend and observe each meeting of such Required Committee. If AIG has not elected to have a designee appointed to the Board of Directors, but rather designate an observer, such observer will similarly be entitled to receive notice of and materials delivered to members of such Required Committee at the same time as delivered to such members and to attend and observe each meeting of each Required Committee.

SECTION 5. INDEMNIFICATION

5.1. Indemnification by the Company

For the time periods and subject to the limitations and conditions set forth below or elsewhere in this Section 5, the Company agrees to indemnify and hold harmless and defend each Investor and its respective successors and permitted assigns and its respective officers, directors, employees, representatives, attorneys, consultants and agents (individually a “Investor Indemnified Party” and collectively, the “Investor Indemnified Parties”) from and against all losses, claims, damages, costs, expenses or other liabilities (including reasonable attorney’s fees and reasonable expenses and expenses of investigation and defense) (collectively, “Losses”) that are sustained or incurred by any of the Investor Indemnified Parties by reason of, resulting from or arising out of all or any of the following:

(a) any material misrepresentation, breach or inaccuracy or omission from any representation or warranty of the Company contained in this Agreement or in any Transaction Document (without regard to any Material Adverse Effect or materiality qualification); or

(b) any material breach or nonfulfillment of any agreement or covenant by the Company or any of its subsidiaries of its covenants, agreements or other obligations contained in this Agreement or in any Transaction Document.

5.2. Survival

The representations and warranties given or made in this Agreement or in any certificate or writing furnished in connection herewith shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations and shall thereafter terminate and be of no further force or effect, except any representation or warranty as to which a claim for indemnification shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled; provided, however, that the representations and warranties in Sections 2.1, 2.2., 2.3, 2.4 and 2.5 shall survive the Closing indefinitely.

5.3. Certain Limitations

(a) The Company shall not have any liability under Section 5.1(a) unless and until the aggregate amount of the Losses to all Investors under Section 5.1(a) exceeds $100,000 and then only with respect to such aggregate Losses in excess of $100,000.

(b) The aggregate amount of liability of the Company under this Section 5 to any one Investor shall not exceed the aggregate Purchase Price for the Shares purchased by such Investor and the aggregate amount of liability of the Company under this Section 5 to all of the Investors shall not exceed the aggregate Purchase Price for the Shares purchased by all of the Investors.

5.4. Claims Procedure

Except with respect to third party claims, actions or suits covered by Section 5.3, any Investor Indemnified Party who wishes to make a claim for indemnification for a Loss pursuant to Sections 5.1, as applicable (an “Indemnified Party”), shall give written notice to each Person from whom indemnification is being claimed (an “Indemnifying Party”) with reasonable promptness after the Indemnified Party’s discovery of the facts and circumstances giving rise to the indemnification claim. The Indemnified Party shall supply the Indemnifying Party such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Loss it asserts it has sustained or incurred, and will permit the Indemnifying Party to inspect such other records and books in the possession of the Indemnified Party and relating to the claim and asserted Loss as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of 30 days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Party or (ii) contest the payment of the Loss. If the Indemnifying Party does not contest the payment of the Loss within such 30 day period, the Indemnifying Party shall be deemed to have accepted all of the Loss. If the Indemnifying Party agrees to the payment of the Loss or has been deemed to have accepted all of the Loss, then the Indemnifying Party shall, within 10 business days after such agreement or acceptance, pay to the Indemnified Party the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in this Agreement. The failure to give the notice referred to herein with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

5.5. Third Party Claims

(a) If any claim, action at law or suit in equity is instituted by a third party against an Indemnified Party with respect to which an Indemnified Party intends to claim indemnification for any Losses under Sections 5.1, such Indemnified Party shall give written notice to the Indemnifying Party of such claim, action or suit with reasonable promptness. The failure to give the notice required by this Section 5.3 with reasonable promptness shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of the failure to give such notice.

(b) The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, which is reasonably acceptable to the Indemnified Party, the defense of such third party action or suit and shall do so in good faith; provided, however, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party that it is assuming the right to conduct and control the defense of such third party action or suit when it delivers the initial notice of the third party claim, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to conduct and control, through counsel of its choosing, the defense of such third party action or suit and shall do so in good faith; provided, however, that the Indemnifying Party may participate at its own expense, with counsel of its choosing, which is reasonably acceptable to the Indemnified Party, in the defense of such third party action or suit although such action or suit shall be controlled by the Indemnified Party.

(c) The Indemnified Party and the Indemnifying Party shall cooperate with each other to the fullest extent possible in regard to all matters relating to the third-party claim, including, without limitation, corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Company and its Subsidiaries, and, if necessary, providing the party controlling the defense of the third party claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the third party claim and its counsel to act on behalf of the other party.

(d) Neither the Indemnified Party nor the Indemnifying Party shall settle any such third party claim without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, the Indemnifying Party shall cease to be obligated for such third party claim. Any compromise or settlement of the claim under this Section 5.5 shall include as an unconditional term thereof the giving by the claimant in question to the Indemnifying Party and the Indemnified Party of a release of all liabilities in respect of such claims.

5.6. Payment of Losses

The parties hereby agree that Losses incurred under Section 5.1 shall be paid to any Investor Indemnified Party in cash or, upon mutual agreement of the Company and the Investor Indemnified Party, in Common Stock at the fair market value of such Common Stock as of the date such claim is resolved (as determined by the Board of Directors of the Company). Any payment of Losses pursuant to this Section 5 shall be treated as an adjustment to the Purchase Price for Tax purposes.

5.7. Rights Additive; Other Actions

Notwithstanding anything in this Section 5 to the contrary, the indemnification rights and protections of this Section 5 shall be additive to the rights of each Investor as against the Company and nothing in this Section 5 shall be deemed to preclude any Investor from taking any action against the Company with respect to any Loss of such Investor.

SECTION 6. INTERPRETATION OF THIS AGREEMENT

6.1. Terms Defined

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

AIG: shall mean AIG Global Asset Management Holding Corp., a Principal Investor.

Affiliate: means (a) with respect to any entity, any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity or (b) with respect to a Person, any individual who is an officer, director, stockholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

Agreement: shall mean this Securities Purchase Agreement among the Company and the Investors.

Benefit Arrangement: shall have the meaning set forth in Section 2.15.

Business Day: shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

Closing Date: shall have the meaning set forth in Section 1.1.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Common Stock: shall have the meaning set forth in Section 1.1.

Company: shall have the meaning set forth in the Preamble.

Company Stock Indexes: shall have the meaning set forth in the Preamble.

Contract: shall have the meaning set forth in Section 2.11.

ERISA: shall have the meaning set forth in Section 2.15.

Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

Existing Stockholders’ Agreement: shall have the meaning set forth in Section 2.21 (true and correct copies of which are annexed as part of Schedule 2.3(c)(ii).

GAAP: shall have the meaning set forth in Section 2.7.

Indemnified Party: shall have the meaning set forth in Section 5.4.

Indemnifying Party: shall have the meaning set forth in Section 5.4.

Intellectual Property: shall mean all of the following, owned or used in the current or contemplated business of the Company or any subsidiary: (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s Web sites; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

Investors: shall have the meaning set forth in the Preamble.

Investor Indemnified Party: shall have the meaning set forth in Section 5.1.

Investor Indemnified Parties: shall have the meaning set forth in Section 5.1.

Investors: shall have the meaning set forth in the Preamble.

Key Agreements and Instruments: shall have the meaning set forth in Section 2.6.

Knowledge or Awareness: shall mean the knowledge of such individual (or, if an entity, the executive officers of such entity) and the knowledge a reasonable person in such position, ownership or authority should have known.

Listed Intellectual Property: shall have the meaning set forth in Section 2.16.

Losses: shall have the meaning set forth in Section 5.1.

Material Adverse Effect: shall have the meaning set forth in Section 2.1(c).

Organizational Documents: shall have the meaning set forth in Section 2.1(a).

Own, Owns or Owned: shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to acquire Common Stock.

Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Preferred Stock: shall have the meaning set forth in Section 2.3(a).

Principal Investor: shall mean each of AIG and James Manley.

Prior Principal Investor: shall mean each of Michael Steinhardt and collectively, RRE Ventures III-A, L.P., RRE Ventures Fund III, L.P., and RRE Ventures III, L.P

Purchase Price: shall have the meaning set forth in Section 1.1.

Registration Rights Agreement: shall have the meaning set forth in Section 4.10.

Reregistration Date: shall mean the effective date of a filing on Form 10 of the Exchange Act or a registration statement under the Securities Act by the Company after the date hereof.

SEC: shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Securities Act: shall mean the Securities Act of 1933, as amended.

Shares: shall have the meaning set forth in Section 1.1.

Software: shall have the meaning set forth in Section 2.17(a).

Stockholders’ Agreement: shall have the meaning set forth in Section 4.10(e).

subsidiary: shall mean a corporation of which a Person owns, directly or indirectly, more than 50% of the securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

Transaction Documents: shall mean this Agreement, the Registration Rights Agreement and the Stockholders’ Agreement.

Works: shall have the meaning set forth in Section 2.16(o).

2006 Financials: shall have the meaning set forth in Section 2.7.

6.2. Accounting Principles

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with

GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

6.3. Directly or Indirectly

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

6.4. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.5. Paragraph and Section Headings

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 7. MISCELLANEOUS

7.1. Notices

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(i) if to an Investor, at the address or facsimile number set forth on Schedule 2.1 hereto, or at such other address or facsimile number as the Investor may have furnished the Company in writing; and, in the case of either Principal Investor, with a copy in the case of AIG Global Asset Management Holding Corp., to AIG Global Investment Group, 599 Lexington Avenue, 25th Floor, New York, NY 10022 (Fax: (646) 735-0799), Attention: Kevin Dibble, Esq., Vice President and Assistant General Counsel, AND Goodwin Procter, 901 New York Avenue, N.W., Washington, D.C. 20001 (facsimile: (202) 346-4444), Attention: James Hutchinson, Esq., and in the case of James Manley, to Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169 (Fax: (212) 818-9606), Attention: Edwin T. Markham, Esq.

(ii) if to the Company, at: 48 Wall Street, Suite 1100, New York, NY 10005 (facsimile: (212) 918-4581), or at such other address or facsimile number as it may have furnished the Investors in writing, with a copy to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 (facsimile: (212) 818-8881), Attention: Peter M. Ziemba, Esq.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

7.2. Expenses and Taxes

(a) Each of the parties hereto shall bear their own expenses incurred in connection with its or his investment in the Company.

(b) The Company will pay, and save and hold the Investors harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income and similar taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Shares.

7.3. Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for certificates evidencing the Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

7.4. Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Each of the Prior Principal Investors shall be a third-party beneficiary of this Agreement with respect to Section 4.12.

7.5. Entire Agreement; Amendment and Waiver

This Agreement and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof and thereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Investors.

7.6. Severability

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

7.7. Remedies

Each Investor shall have all rights and remedies set forth in this Agreement and the other Transaction Documents and all of the rights that each Investor has under any law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Person having any rights under this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

7.8. Jurisdiction and Venue

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any New York state court sitting in New York county or federal court of the United States of America sitting in New York county, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any state or federal court sitting in New York county. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The parties hereto further agree that the notice of any process required by any such court in the manner set forth in Section 7.1 shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

7.9. Waiver of Jury Trial.

THE COMPANY, THE INITIAL STOCKHOLDERS AND THE INVESTORS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION,

INTERPRETATION OR ENFORCEMENT THEREOF. THE COMPANY AND THE INVESTOR AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

7.10. Counterparts

This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

7.11. Public Announcements

Without the prior consent of each Principal Investor, the Company shall not use or disclose the name of such Principal Investor (or any derivative thereof) in any public announcement, press release or marketing materials, unless required by applicable law or court order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

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